Exhibit 99.2

July 20, 2009

Mr. Morgan Brown

241 East 2450 South

Bountiful, UT 84010

Dear Morgan:

We are pleased to confirm our offer of employment with World Heart Inc. (the “Company”) for the position of Executive Vice President and Chief Financial Officer, reporting to J. Alex Martin, President & CEO.

The following is designed to serve as a record of the essential terms of employment, which we trust, are in accordance with our discussions.

COMMENCEMENT OF EMPLOYMENT:	August 10, 2009

REMUNERATION:	Your initial gross base salary will be $ 250,000.00 per annum payable bi-weekly and will be reviewed in 6 months. Your position is considered exempt from overtime.

Your base salary will again be reviewed in January 2011, in accordance with the Company’s compensation policy. You will also be eligible for a bonus of 20% of your base salary. This bonus is contingent on certain conditions and requirements as recommended by the CEO and approved by the WorldHeart Board of Directors. World Heart reserves the right to amend or change the bonus payment or structure as required by business needs at any time.

OPTIONS:

Upon joining the Company, you will be eligible to receive a grant of options to purchase 110,000 common shares of World Heart Corporation. You will also be eligible for an additional grant of options to purchase 11,000 at the end of year 1 of your employment and an additional grant of options to purchase 11,000 at the end of year 2 of your employment. All terms and conditions of your options will be as stated in the World Heart Corporation 2006 Equity Incentive Plan and any option grant documents.

BENEFITS:

You will be eligible to participate in the World Heart medical, vision and dental benefit program the first day of the calendar month following your date of hire. You will be covered by the companies D & O insurance plan. In addition, WorldHeart will pay up to $2,500 per year in license and professional education expenses. World Heart will also reimburse you for your cell phone / blackberry expenses. You will also be covered under the group life insurance program effective your date of hire. You will be eligible to participate in the World Heart 401(k) Savings & Investment Plan on the first of the month following thirty (30) days of employment.

CHANGE OF CONTROL AGREEMENT:

The Company will enter into a Change of Control Agreement with you at the commencement of your employment. This agreement will be materially similar to the draft version provided to you during the recruiting process.

INDEMNIFICATION AGREEMENT:	The Company will enter into an Indemnification Agreement with you at the commencement of your employment.

VACATION / HOLIDAY:

Although the vacation year of the company is on a calendar basis, currently vacation entitlement accrues on a monthly basis and shall be taken in accordance with the WorldHeart Leave Request Policy. Your vacation will accrue at a rate of 6.15 hours bi-weekly (four weeks per year). The maximum vacation balance that can be carried forward from one calendar year to the next is 150% of the annual allotment (6 weeks). Additionally, you will be eligible for holiday pay immediately upon your hire based on the company holiday schedule.

OFFICE HOURS:

The Company’s hours are from 8:00 a.m. to 5:00 p.m., Monday to Friday. You will be expected, at a minimum to be working during those hours. Due to the nature of the company’s business, it will be necessary from time to time to work additional hours.

PROPRIETARY RIGHTS AGREEMENT:	As a condition of employment you must sign the attached agreement regarding confidential information and proprietary rights (Proprietary Rights Agreement).

DRUG SCREENING:

Your employment is contingent upon satisfactory drug screening results consistent with World Heart policy. Drug screening results must be obtained before your start date. A DFWP Consent and Test Appointment Form and the Forensic Drug Testing Custody and Control Form are enclosed.

BACKGROUND CHECKING:	This offer is contingent upon the results of background checking that will be conducted on behalf of World Heart Inc.

RIGHT TO WORK:

In order to comply with federal regulations relative to “right to work” authorization (Immigration Reform Act of 1986), you will be required to present forms and documentation which establish your eligibility to work in the United States. Please complete Section I of the enclosed Form I-9, and bring it with you on your first day of employment with either: One document from List A; or two documents, one from List B and one from List C. Documents presented must be originals.

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Please return your background check paperwork (Release and Supplemental Data forms) to Joyce Nelson, as soon as possible.  Please bring your employment eligibility documents with you on your start date.  If you have any further questions, please do not hesitate to call Joyce Nelson at 510/563-4942.

Your employment at World Heart Inc., will be for no specified term and is considered “employment at will”.  By accepting this offer of employment you understand and agree that your employment is for no definite or determinable period and may be terminated at any time, with or without prior notice or cause, at the option of either you or the Company, and that no promises or representations contrary to the foregoing are binding on the Company unless made in writing and signed by you and the Company’s designated representative.  If you need further clarification prior to your start date, please call Joyce Nelson at 510/563-4942.

This letter states the entire agreement of the parties with respect to your employment with World Heart Inc. and supersedes and replaces all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written of the parties.  Also, beyond this letter there are no warranties, representations, understandings or other agreements between the parties in connection with the subject matter except as specifically set forth in this agreement and none have been relied on.

This offer of employment will expire unless we have received your signed acceptance prior to 5:00 p.m. on Monday, July 27, 2009.

I am certain that you will find working at World Heart to be both challenging and rewarding and we look forward to you joining us.

Sincerely,

World Heart Inc.

/s/ J. Alex Martin
J. Alex Martin
President and CEO

I have been given a copy of this letter and have read and understand its terms.  I hereby accept the terms and conditions of employment outlined above.

ACCEPTED	Date:	July 21, 2009
	Signature:	/s/ Morgan Brown